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General American Investors Company, Inc.

Form N-SAR

For Period Ending June 30, 2015 File Number 811-00041 Exhibit to Item 77C

Matters Submitted to Vote of Security Holders

The votes cast by stockholders at the Company's annual meeting held on April 15, 2015 were as follows:

                                                            For    Withheld
                                                        ---------- ---------
(A) Election of Directors (constituting all directors):
    Rodney B. Berens                                    28,696,742 6,077,096
    Lewis B. Cullman                                    30,673,487 4,100,351
    Spencer Davidson                                    30,674,706 4,099,132
    John D. Gordan, III                                 30,814,429 3,959,409
    Betsy F. Gotbaum                                    30,646,424 4,127,414
    Sidney R. Knafel                                    30,767,753 4,006,085
    Daniel M. Neidich                                   30,899,510 3,874,328
    Jeffrey W. Priest                                   30,812,274 3,961,564
    Elected by holders of Preferred Stock only:
    Arthur G. Altschul, Jr.                             6,750,417   131,857
    Raymond S. Troubh                                   6,719,122   163,152

(B) Ratification of the selection of Ernst & Young LLP as auditors of the Company for the year 2015:


For -- 32,563,338

Against -- 347,592

Abstain -- 2,050,013

(C) Non-Binding Shareholder Proposal recommending that the Board of Directors authorize a self- tender for all outstanding common shares of the Company at or close to net asset value:


For -- 4,920,866

Against -- 16,916,755

Abstain -- 388,291

The Company solicited proxies principally in regard to the non-binding shareholder proposal identified above as item (C).

This information was also reported in the Company's first quarter 2015 shareholder report.